EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
VaxGen, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-63258) on Form S-3 and (Nos. 333-85391, 333-61158 and 333-84922) on Form S-8 of VaxGen, Inc. of our report dated January 31, 2002, except as to note 12, which is as of February 25, 2002, relating to the balance sheets of VaxGen, Inc. (a development stage enterprise) as of December 31, 2001 and 2000, and the related statements of operations, cash flows and stockholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2001 and for the period from November 27, 1995 (inception) through December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of VaxGen, Inc.

/s/ KPMG LLP

Seattle, Washington
April 1, 2002